Inuvo Daily Revenue During Cyber Monday Surpasses $248,000; Top Ten in Company History

LITTLE ROCK, AR, December 1, 2016 – Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced that unaudited revenue generated during Cyber Monday surpassed $248,000, and the following Tuesday surpassed $256,000, among the top two consecutive days for daily revenue in the Company’s history. Cyber Monday is the first Monday following Thanksgiving, and marks the unofficial beginning of the holiday shopping season.

Mr. Richard Howe, Chief Executive Officer of Inuvo, commented, “A strong Cyber Monday is an excellent proxy for advertising demand leading into the holidays and typically suggests a strong December. We reiterate that we expect fourth quarter revenue to be higher than third quarter revenue driven by continued strong growth in the Partner Segment."

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Inuvo does not typically release revenue for individual days however, in light of the increased interest in the market surrounding consumer activity on Cyber Monday, Inuvo believes that providing unaudited revenue is in the best interests of its stockholders. Inuvo does not intend to make this a practice in the future.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
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